CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 219 to the Registration Statement of The Advisors' Inner Circle Fund II (Form N-1A: File No. 033-50718) of our report dated December 23, 2016, on the financial statements and financial highlights of RQSI Small Cap Hedged Equity Fund (one of the series constituting The Advisors' Inner Circle Fund II) included in the Annual Report to shareholders for the year ended October 31, 2016.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 23, 2017